Exhibit 99.1

Paramount gold NEVADA CORP. CLOSES $3.66 Million EQUITY FINANCING

Winnemucca, Nevada – February 15, 2017 - Paramount Gold Nevada Corp. (NYSE MKT: PZG) ("Paramount” or “the Company”) announced today that it has closed the previously announced (press release - February 7, 2017) non-brokered private placement funding of common stock and warrants (the “Transaction”) with accredited investors.  The Company issued 2,090,000 units at $1.75 per unit for aggregate proceeds of $3,657,500. Each unit consists of one share of common stock and one warrant to purchase one-half of a share of common stock. Each warrant has a two-year term and is exercisable at the following exercise prices:  in the first year at $2.00 per share and in the second year at $2.25 per share. There were no commissions or underwriting fees paid in connection with the Transaction.

Proceeds from the Transaction will be used primarily to complete the Pre-Feasibility Study (“PFS”) that the Company commenced in 2016 and to advance the mine permitting process for the project.  Other uses of proceeds will include general corporate purposes.

In connection with the Transaction, the Company has agreed to use commercially reasonable efforts to file a registration statement with the U.S. Securities and Exchange Commission to register the resale of the shares of common stock issued at closing of the Transaction.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities. The securities offered and sold in the private placement have not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration under the Securities Act and applicable state securities laws.

After giving effect to the Transaction, the number of shares of Paramount’s Common Stock issued and outstanding is 17,779,954.

About Paramount

Paramount Gold Nevada is a U.S. based precious metals exploration company.

Paramount’s strategy is to create shareholder value through exploring and developing its mineral properties and realizing value for its shareholders in three ways: by selling its assets to established producers; entering into joint ventures with producers for construction and operation; or constructing and operating mines for its own account.

For additional information on the Company, please visit our website at www.paramountnevada.com or follow us on twitter @ParamountNV

Paramount Gold Nevada Corp.

Carlo Buffone, Chief Financial Officer

Chris Theodossiou, Director of Corporate Communications
866-481-2233